CONSULTING ARRANGEMENT

THIS AGREEMENT is dated effective as of the 17th day of July, 2008.

BETWEEN:

TRANS-ORIENT PETROLEUM LTD., a company
incorporated under the laws of British Columbia and having an office at 999 Canada Place, World Trade Centre, Suite 404,
Vancouver, British Columbia V7C 3E2

(“Trans-Orient”)

AND:

TAG OIL LTD., a company incorporated under the laws of
British Columbia and having an office at Suite 1407, 1050 Burrard
Street, Vancouver, British Columbia V6Z 2S3

(“TAG”)

WHEREAS:

(A)           Trans-Orient has a contractual agreement with Drew Cadenhead dated January 1, 2008, under which Mr. Cadenhead provides consulting and advisory services on business development matters to Trans-Orient in an amount equal to CDN$240,000 per year, which does not restrict Mr. Cadenhead from entering into an arrangement with TAG to allow for 50% of Mr. Cadenhead’s time to be allocated to TAG;

(B)           Trans-Orient and TAG have formally acknowledged in a letter dated May 26, 2008, which is attached as Exhibit “A” hereto, that Mr. Cadenhead has been providing consulting and advisory services on business development matters to TAG (“Consulting Services”) pursuant to a verbal agreement under which TAG compensates Mr. Cadenhead for 50% of his contracted monthly compensation with Trans-Orient in the amount of CDN$10,000 per month since January 1, 2008; and

(C)           Trans-Orient wishes to allow Mr. Cadenhead to continue to provide Consulting Services to TAG on the terms and conditions contained herein;

WITNESSETH that the parties mutually agree as follows:

Term and Compensation for Consulting Services

1.1                     TAG will compensate Mr. Cadenhead in an amount equal to CDN$10,000 per month (the “Fee”) on an ongoing basis that is effective January 1, 2008, subject to Section 1.2.

Termination of Compensation for Consulting Services

1.2                     TAG may approve the termination of the Fee for the Consulting Services at any time for any cause or reason, or without any cause or reason, and TAG will give Mr. Cadenhead three (3) months prior written notice of such termination.

1.3                     In the event of the termination of the Fee for the Consulting Services by TAG, Mr. Cadenhead will be entitled to payment for the performance of all Consulting Services provided under this Agreement up to the date of the expiry of the three (3) month prior written notice of such termination.

Entire Agreement

1.4                     This Agreement constitutes the entire agreement between the parties and supersedes and replaces all prior negotiations, written or oral understandings and agreements made between the parties with respect to compensation.

Counterpart

1.5                     This Agreement and any other writing delivered pursuant to this Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

TRANS-ORIENT PETROLEUM LTD.
/s/Dan Brown
/s/Garth Johnson	Witness Signature
Garth Johnson, President and CEO

Name of Witness

TAG OIL LTD.
/s/Peter Loretto
/s/Giuseppe (Pino) Perone	Witness Signature
Giuseppe (Pino) Perone, Director

Name of Witness

Exhibit “A”

ACKNOWLEDGEMENT

To:	Trans-Orient Petroleum, Ltd. (the “Company”)
999 Canada Place
World Trade Center, Suite 404
Vancouver, B.C., V6C 3E2

The purpose of this document is to constitute an acknowledgment (the “Acknowledgement”) made effective this 26th day of May, 2008, by TAG Oil Ltd. (“TAG”) to the Company.

TAG hereby acknowledges that Drew Cadenhead has a contractual arrangement with the Company for CDN$240,000 per year whereby Mr. Cadenhead provides consulting and advisory services on business development matters to the Company under a consulting agreement dated January 1, 2008 (the “Consulting Agreement”), and that the Consulting Agreement does not restrict Mr. Cadenhead from entering into an arrangement with TAG to allow for 50% of Mr. Cadenhead’s time to be allocated to TAG, under which TAG will compensate Mr. Cadenhead for 50% of his contracted monthly compensation with the Company in the amount of CDN$10,000 per month.

TAG and the Company acknowledge that Mr. Cadenhead has been consulting for TAG since January 2008 pursuant to a verbal agreement and has been compensated by TAG as described above.

This Acknowledgement, made in the Province of British Columbia, will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

This Acknowledgement has been executed by TAG as of the day and year first above written.

Sincerely,

TAG OIL LTD.

/s/Garth Johnson
Garth Johnson,
CEO

Accepted and agreed to this 26th day of May, 2008.

BY:     TRANS-ORIENT PETROLEUM LTD.

Per:      /s/Michael Hart
            Authorized Signatory